Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
July 17, 2008	OTCBB: INMG

IMI Global Announces Sale of Three Online Businesses to Vance Publishing

Deal Allows IMI Global to Strengthen its Balance Sheet and Focus on Growing its Core Food Verification Business

Strategic Advertising and Promotional Relationship With Vance Expected to Boost Sales of Food Verification Solutions

CASTLE ROCK, Colo. – Integrated Management Information, Inc. (IMI Global) (OTCBB: INMG), a leading provider of verification and Internet solutions for the agricultural/livestock industry, today announced the sale of three online businesses – CattleNetwork, CattleStore and AgNetwork – to Vance Publishing, a privately held provider of print and electronic media with a strong presence in the agricultural industry.  The transaction consideration includes a cash payment at closing, advertising, and a service support agreement.  IMI Global’s advertising relationship with Vance will be used to support an aggressive advertising/promotion partnership designed to build demand for IMI Global’s growing range of food verification solutions.  IMI Global will maintain its position as a Platinum Partner on both CattleNetwork and AgNetwork while promoting its food verification programs through ad placements in Vance’s industry leading publications, including Drover’s, Pork, Bovine Veterinarian and Dairy Herd Management.  In addition, IMI Global and Vance agreed to open negotiations on other potential partnering opportunities.

“This is a strategic transaction that allows us to focus more resources on growing our core food verification business while forging an important advertising and promotion partnership with the agricultural industry’s premier provider of agricultural news and information,” said John Saunders, president and CEO of IMI Global.  “Vance Publishing is a very strong player in the Ag-media industry, with a host of print and online publications catering to diverse segments of the Ag industry, from cattle producers and meat packers to farmers and other food chain stakeholders – all of which cater to potential customers for our verification services.  The advertising program will support the launch of aggressive advertising and publicity campaigns for our USVerified™ and Born and Raised in the USA™ solutions with the goal of increasing marketshare.

“Demand for our verification and identification solutions is very strong and we believe our focus in this high growth area gives us the best opportunity to achieve profitable growth and build shareholder value on an accelerated basis,” Saunders added.  “Having achieved our leadership status in the verification industry largely without the benefit of advertising, we are anxious to build our visibility and brand equity through these targeted, high profile print and online publications.  In the meantime, we believe CattleNetwork, CattleStore and AgNetwork are ideal portfolio fits for Vance Publishing, which has the marketing muscle and established “big-company” advertising relationships to build ad revenue and product sales of those businesses.”

“Vance sees this as a strategic acquisition which supports our electronic growth initiatives by delivering greater support to our customer communications programs.  We are excited about forging a strategic advertising relationship with IMI Global and look forward to partnering with them in supporting their verification programs,” said William C. Vance, Chairman.

Saunders added, “While the online businesses we are divesting have played an important role in our growth, we believe Vance has the resources to take them to the next level, while allowing us to focus on our core verification programs, which have traditionally given us favorable margins.  We are selling these assets and reallocating that capital to fund other growth initiatives, improve overall margins and strengthen our balance sheet.  IMI Global will continue to be an incubator for online businesses in the agriculture and food chain sectors, leveraging our industry knowledge and online expertise.  At the same time, we will aggressively pursue opportunities to expand our verification business, which, due to growing consumer concerns about the worldwide food chain, is ideally positioned for exponential growth.”

About IMI Global

Founded in 1995, IMI Global is a leading provider of verification and Internet solutions for the agriculture industry.  Go to www.IMIGlobal.com for additional information.  IMI has worked with some of the largest agricultural organizations in the United States, providing web-based applications for verification and identification as well as a range of consulting services tailored to meet each customer’s needs.  Additional IMI web sites include www.USVerified.com, www.MyEquineNetwork.com, and www.AgTraderIndex.com.

About Vance Publishing

Vance Publishing Corp. is headquartered in Lincolnshire, IL, with offices in Lenexa, KS and St. Louis, MO. Since its founding in 1937, Vance Publishing has been a recognized leader in business information and communications. The company serves select business-to-business markets with 20 magazines, a host of newsletters, web offerings, events, data and custom media products.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about growth, profitability, new business development, potential, leadership, the impact and efficacy of the Company’s products and services on the marketplace, and the success of advertising and publicity campaigns, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition, governmental regulation of the beef industry, the market for beef and other factors.  In addition, financial results for the three and nine-month periods are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044